Ex. 99.28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

JNL Series Trust:

We consent to the use of our report dated February 24, 2021, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

April 20, 2021